UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2021 (May 5, 2021)

SIRIUS XM HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34295	38-3916511
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 35th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 584-5100
N/A
(Former Name or Former Address, if Changed Since Last Report)

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SIRI	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2021, our subsidiary, Sirius XM Radio Inc., entered into a new employment agreement with Dara F. Altman. The employment agreement provides for her continued service as our Executive Vice President and Chief Administrative Officer. The employment agreement is substantially similar to Ms. Altman’s existing employment agreement, other than with respect to certain changes described below.

Ms. Altman will be employed on, and expected to perform her duties and responsibilities on, a full-time basis through May 31, 2022, and on a part-time basis from June 1, 2022 through June 30, 2023.

Ms. Altman’s employment agreement specifies an annual base salary of $625,000. The employment agreement provides Ms. Altman with an opportunity to earn an annual bonus for the years ending December 31, 2021 and 2022 in an amount determined based on the achievement of the applicable performance goals established for such years. Any bonus for 2022 will be prorated based on the number of days she is employed as a full-time employee during such year. The employment agreement does not provide for a specified annual bonus target opportunity.

The employment agreement provides, in the case of certain qualifying terminations of employment prior to June 1, 2022, for a lump sum severance payment in an amount equal to the sum of Ms. Altman’s annual base salary plus the last annual bonus paid (or due and payable) to her. In the case of certain qualifying terminations of employment on or after June 1, 2022 (but prior to June 30, 2023), we have agreed to pay Ms. Altman a lump sum severance payment in an amount equal to her annual base salary. In addition, if the qualifying termination occurs prior to January 1, 2023, Ms. Altman will be entitled to a pro-rated bonus for the year in which the termination occurs (based on actual achievement of applicable performance criteria, and based on the number of days she was employed as a full-time employee as a portion of the applicable calendar year). In the case of certain qualifying terminations of employment, we have agreed to continue Ms. Altman’s life insurance benefits for twelve months and her health insurance benefits until the later of June 30, 2023 or eighteen months following the date of such qualifying termination. Our obligation to pay severance is subject to her execution of an effective release of claims against us.

In connection with the execution of the employment agreement, we granted Ms. Altman on May 5, 2021:

●         an option to purchase 615,404 shares of our common stock at an exercise price of $6.03, the closing sale price of our common stock on The Nasdaq Global Select Market on the date of grant. This option award will vest in two equal installments on May 31, 2022 and May 31, 2023.

●         120,062 time-based restricted stock units (“RSUs”). This time-based RSU award will vest in two equal installments on May 31, 2022 and May 31, 2023.

●          120,062 performance-based RSUs. This performance-based RSU award will cliff vest on May 31, 2023 after a two-year performance period beginning on January 1, 2021 and ending on December 31, 2022 if a cumulative free cash flow target established by the Compensation Committee is achieved, subject to her continued employment through May 31, 2023.

●           120,062 performance-based RSUs. This performance-based RSU award will cliff vest following a two-year performance period commencing on January 1, 2021 and ending on December 31, 2022 based on the performance of our common stock relative to the companies in the S&P 500 Index. Ms. Altman will vest in this award on May 31, 2023, subject to the Compensation Committee’s certification of our performance during that performance period and her continued employment through May 31, 2023.

Each of these awards is subject to acceleration or termination under certain circumstances.

The employment agreement also contains other provisions consistent with Ms. Altman’s existing employment agreement, including confidentiality and non-competition restrictions, as well as a compensation clawback to the extent required by applicable law, regulations or stock exchange listing requirement, or any company policy adopted pursuant thereto.

The foregoing description is qualified in its entirety by the employment agreement attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated as of May 5, 2021, between Sirius XM Radio Inc. and Dara F. Altman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRIUS XM HOLDINGS INC.

By: /s/ Patrick L. Donnelly

Patrick L. Donnelly

Executive Vice President, General

Counsel and Secretary

Dated: May 7, 2021

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